Exhibit 10.10

[***]  Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXECUTIVE BONUS PLAN

FOR FISCAL YEAR 2011

GENERAL TERMS

Bazaarvoice, Inc. (the “Company”) hereby adopts this Executive Bonus Plan (the “Plan”) as a means to reward executive contributions through Company success and to drive and reward high individual performance.

1)	This Executive Bonus Plan is adopted for fiscal year 2011, running from May 1, 2010 to April 30, 2011, following which it expires.

2)	This Executive Bonus Plan incorporates for each participant the following three elements for determining bonus entitlement: (i) the individual participant’s target bonus amount based upon 100% achievement of defined goals (the “Goals”) for both a Corporate Performance Component and an Individual Performance Component (the “Components”); (ii) the definition of the Goals making up each Component; and (iii) the applicable weighting of the Components and the Goals within each Component. The elements of the Plan can be adjusted at the discretion of the Board of Directors as business conditions from time to time dictate or for unusual or windfall events.

3)	Goals for this fiscal year have been determined by the Company to incorporate Management by Objectives (“MBOs”) set for both the Company and each individual executive and his/her Department. The Company, within its sole discretion, will determine the rate of achievement of the Goals.

4)	The Bonus is not considered to have been earned and generally will not be paid until after the Company audit and GAAP certification of the Company’s fiscal year books for the fiscal year. However, the Company may, within its discretion, advance the executive up to 40% of his/her Target Annual Executive Bonus after the second quarter of the fiscal year, based upon his/her level of achievement of both the Corporate Performance Component and the Individual Performance Component objectives. In such instance, the amount advanced will be offset against the amount of Bonus determined to have been earned after the fiscal year is closed and audited. All bonus payments, including advances, are less applicable withholding.

5)	Participants in the Plan must be employed by the Company on the date of payment to receive the Bonus.

6)	The Bonus will not be pro-rated for participants who separate from employment prior to the Bonus payment date, regardless of the reasons for the separation.

7)	The target bonus amount and the Goals may be pro-rated, as the Company considers appropriate, for those participants hired after the start of a fiscal year and for those participants who took an extended leave of absence during the fiscal year, as is consistent with applicable state and federal law.

8)	Payment under the Executive Bonus Plan is contingent upon the Company’s fiscal year performance achieving either: (a) a minimum of 90% of the target Net Bookings; or (b) a minimum of 90% of the target GAAP Revenue of the Corporate Performance Component. If neither minimum is met, there will be no Bonus earned or paid under either the Corporate Performance or Individual Performance Component. Any exception to this requirement must be approved by the Board of Directors.

9)	Corporate Performance Component: 75%

For Fiscal Year 2011, the Corporate Performance Component will be weighted at Seventy-Five Percent (75%) of each participating executive’s target Bonus. The Corporate Performance Component is dependent upon the achievement of certain financial measures, as defined below:

i.	One-fifth (20%) of the Corporate Performance Component will be based upon achievement of 100% of the pre-determined Company target Net Bookings for fiscal year 2011. If less than or greater than 100% of the target bookings are achieved, the amount attributable to Bonus attainment with respect to this element of the Corporate Performance Component will be reduced or increased in the proportion specified in the table below.

ii.	One-fifth (20%) of the Corporate Performance Component will be issued provided 100% of the pre-determined Company target GAAP Revenue for fiscal year 2011 is achieved. If less than or greater than 100% of the target revenue is achieved, the amount attributable to Bonus attainment with respect to this element of the Corporate Performance Component will be reduced or increased in the proportion specified in the table below.

iii.	One-fifth (20%) of the Corporate Performance Component will be issued provided 100% of the pre-determined Company target Annual Service Fee (ASF) retention for fiscal year 2011 is achieved. If less than or greater than 100% of the target ASF retention are achieved, the amount attributable to Bonus attainment with respect to this element of the Corporate Performance Component will be increased or reduced in the proportion specified in the table below.

iv.	One-fifth (20%) of the Corporate Performance Component will be issued provided 100% of the pre-determined Company target EBITDA for fiscal year 2011 is achieved. If the actual EBITDA exceeds or falls short of the specified goal, the amount attributable to Bonus attainment with respect to this element of the Corporate Performance Component will be increased or reduced in the proportion specified in the table below.

v.	One-fifth (20%) of the Corporate Performance Component will be issued provided 100% of the pre-determined Company target Net Cash Use goal for fiscal year 2011 is achieved. If the actual Net Cash Use exceeds or falls short of the specified goal, the amount attributable to Bonus attainment with respect to this element of the Corporate Performance Component will be increased or reduced in the proportion specified in the table below.

Plan Targets		Actual Performance	Bonus %
Net Bookings		Less than 90%	0
90%	$ [***]	90%	65%
100%	$ [***]	91%	68%
110%	$ [***]	92%	71%
Revenue		93%	74%
90%	$ 55,592,100	94%	77%
100%	$ 61,769,000	95%	80%
110%	$ 67,945,900	96%	84%
ASF Retention		97%	88%
90%	79.0%	98%	92%
100%	87.8%	99%	96%
110%	96.6%	100%	100%
EBITDA		101%	105%
90%	($11,449,900)	102%	110%
100%	($10,409,000)	103%	115%
110%	($ 9,368,100)	104%	120%
Net Cash Use		105%	125%
90%	($11,435,600)	106%	130%
100%	($10,396,000)	107%	135%
110%	($ 9,356,400)	108%	140%
		109%	145%
		110%	150%

10)	Individual Performance Component: 25%

Twenty-Five percent (25%) of the Target Annual Executive Bonus will be based upon an Individual Performance Component (the “Individual Performance Component”). Exhibit 1, attached hereto, set the executive’s Target Annual Executive Bonus Amount for Fiscal Year 2011, and describes the Goals of the individual executive’s Individual Performance Component. The Goals will be set by the Company. Assuming the initial criteria for payout as defined in the provisions above are met, this portion of the Bonus is subject to the following:

i.	The Individual Performance Component will be based upon achievement of MBO components as defined in Exhibit I. While an estimate of the weight to be accorded each MBO may be outlined in Exhibit 1, management retains sole discretion to determine and assign at year end an overall percentage of achievement of MBOs up to (100%) of the Individual Performance Component.

ii.	The MBOs will be selected and approved at the sole discretion of the Company. The MBOs are key to current and future business plans of the Company. The MBOs will be reviewed regularly with the executive to validate the continued relevance of the objective and to communicate the executive’s performance in relation to the objective.

10)	Definitions

For purposes of this Executive Bonus Plan:

“Annual Service Fee (ASF) Retention” means the amount of Live ASF the Company ends the year with, expressed as a % of live ASF we start the year with added to the ASF launched during the year. This is known internally as the ASF Retention Percentage.

“EBITDA” means Earnings Before Interest Tax Depreciation and Amortization. It is essentially the Net operating performance of the company before entries that are more accounting focused rather than results driven by operational business decisions.

“GAAP Revenue” means Income Statement Revenue that will be reported in the company’s financial statements in accordance with Generally Accepted Accounting Principles in the USA.

“Net Bookings” means the incremental amount of Annualized Cumulative Bookings added during the year.

“Net Cash Use” means the amount of cash that the Company spends, net of its cash receipts, before the impact of any borrowings. This is referred to in the Adaptive Planning system as the “Cash Burn.”

I have read, understood, and agree to the provisions of the Company’s Executive Bonus Plan for Fiscal Year 2011, and Exhibit 1 attached hereto.

EMPLOYEE:

Name:

Printed Name:

Date:

EXHIBIT 1:  INDIVIDUAL TERMS

Participant:

Target Annual Executive Bonus Amount:

Individual Performance Component:	25%
25% of Target:

Corporate Performance Component:	75%
75% of Target:

Annual Individual MBO’s and Estimated Weighting:

	September 30,	September 30,	September 30,
Weighting	Objective	Success Criteria	Result

100%